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                                                                    EXHIBIT 12.3

                       PENNZOIL COMPANY AND SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDENDS--PRO FORMA
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                                                                                          FOR THE THREE     FOR THE TWELVE
                                                                                           MONTHS ENDED      MONTHS ENDED
                                                                                             MARCH 31,        DECEMBER 31,
                                                                                               1998              1997
                                                                                          -------------     --------------
                                                                                            (DOLLAR AMOUNT EXPRESSED IN
                                                                                                      THOUSANDS)
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Income from continuing operations........................................................   $  9,658           $ 180,255
Income tax provision.....................................................................      2,300             124,140
Interest charges.........................................................................     48,346             187,271
                                                                                            --------           ---------
Income before income tax provision and interest charges..................................   $ 60,304           $ 491,666
                                                                                            ========           =========
Fixed charges............................................................................   $ 50,377           $ 200,356
                                                                                            ========           =========

DETAIL OF INTEREST AND FIXED CHARGES:
Interest charges per Consolidated Statement of Income which includes amortization
  of debt discount, expense and premium..................................................   $ 43,911           $ 176,891
Add: portion of rental expense representative of interest factor (1).....................      6,466              23,465
                                                                                            --------           ---------
     Total fixed charges.................................................................   $ 50,377           $ 200,356
Less interest capitalized per Consolidated Statement of Income...........................      2,031              13,085
                                                                                            --------           ---------
     Total interest charges..............................................................   $ 48,346           $ 187,271
                                                                                            ========           =========

PRO FORMA ADJUSTMENTS--
PREFERRED STOCK--
     Preferred dividends.................................................................   $  3,931           $  15,726
     Decrease in interest charges........................................................      2,205               8,820
REFINANCING OF EXCHANGEABLE DEBENTURES--
     Decrease in interest charges........................................................      4,574              18,658
DISCONTINUED OPERATIONS--
     Decrease in income from continuing operations.......................................      5,848              22,756
     Decrease in income tax..............................................................      5,149              20,536
     Decrease in portion of rental expense representative of interest factor (1).........      4,929              18,387
     Decrease in net interest charges per Consolidated Statement of Income which
       includes amortization of debt discount, expense and premium.......................      8,538              31,584
     Decrease in capitalized interest....................................................        255               7,441
RATIO OF EARNINGS TO FIXED CHARGES:
HISTORICAL--
     Ratio of earnings to fixed charges..................................................       1.20                2.45
                                                                                            ========           =========
PRO FORMA PREFERRED STOCK AND REFINANCING OF EXCHANGEABLE DEBENTURES--
     Ratio of earnings to fixed charges..................................................       1.27                2.61
                                                                                            ========           =========
PRO FORMA DISCONTINUED OPERATIONS--
     Ratio of earnings to fixed charges..................................................         --                2.70
                                                                                            ========           =========
     Amount by which fixed charges exceed earnings.......................................   $    815                  --
                                                                                            ========           =========
PRO FORMA PREFERRED STOCK, REFINANCING OF EXCHANGEABLE DEBENTURES AND
  DISCONTINUED OPERATIONS--
     Ratio of earnings to fixed charges..................................................       1.06                2.93
                                                                                            ========           =========

(1)  Interest factor based on management's estimates and approximates one-third of rental expenses.
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